Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-30647, 033-55327, Form S-4 No. 333-79321, and Form S-3 No. 333-46067) pertaining to MasTec, Inc. of our report dated July 23, 2004 (except for paragraphs 1 through 6 of Note 8, as to which the date is March 30, 2005, and paragraphs 7 through 9 of Note 8, as to which the date is February 27, 2006), with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of MasTec, Inc. for the year ended December 31, 2003 included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Miami, Florida
February 27, 2006